For Immediate Release
Contact:	Jerry Daly, Carol McCune	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging Trust to Double its Size
Acquires Five Premium Hotels, Invests in Joint Venture with Cerberus

PALM BEACH, Fla., May 4, 2011 — Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium-branded select-service hotels, today announced that it was the successful bidder in two separate and distinct bankruptcy court auctions resulting in aggregate investments by Chatham of over $230 million, doubling Chatham’s current investments.

As previously announced yesterday, a joint venture formed by Cerberus Capital Management and Chatham was selected as the winning bidder in the bankruptcy court auction related to 64 of Innkeepers USA Trust (the Sellers) hotels. Under the terms of the winning bid, Cerberus and Chatham will be the plan sponsors to acquire the hotels for a total purchase price of approximately $1.125 billion, including the assumption of debt through a plan of reorganization. Chatham will fund its investment in the joint venture with available cash and borrowings under Chatham’s secured revolving credit facility.

In a separate transaction, Chatham was selected yesterday as the winning bidder in a bankruptcy court auction related to five additional hotels owned by affiliates of Innkeepers. Chatham has executed a purchase agreement with the Sellers to acquire the following five hotels, comprising 764 rooms, for $195 million, or $255,000 per room:

Hotel	Rooms
Residence Inn Anaheim Garden Grove, CA	200
Residence Inn San Diego Mission Valley, CA	192
Residence Inn Tysons Corner, VA	121
Doubletree Guest Suites Washington D.C.	105
Homewood Suites San Antonio Riverwalk, TX	146

764

The five-hotel acquisition will be funded through the assumption of five individual loans amounting to $134.2 million at a weighted average interest rate of 6 percent and a maturity date in 2016 with the remainder funded from borrowings under Chatham’s secured revolving credit facility. The five loans will amortize based on a 30-year amortization period, other than the loan related to the hotel in Garden Grove which will be interest only for the first two years after closing.

Including acquisitions under contract, Chatham’s portfolio will comprise 19 wholly owned hotels with 2,588 rooms/suites in 10 states, a 57 percent increase in room count over its existing portfolio.

“These top-tier branded hotels are great hotels, in prime markets and in excellent physical condition having been recently renovated, providing a solid foundation for future growth,” said Jeffrey H. Fisher, Chatham’s chief executive officer and president. “This is an incredible opportunity for us and gives us a strong presence in some of the best hotel markets in the country         .”

All but one of the 69 hotels owned by the joint venture or Chatham will continue to be managed by Island Hospitality Management, a hotel management company 90 percent-owned by Fisher.

Barclays Capital served as exclusive financial advisor and Wachtell, Lipton, Rosen & Katz served as exclusive legal advisor to Chatham for the transactions.

Completion of this transaction is pursuant to the Sellers’ Plan of Reorganization for the five hotels and contingent upon satisfaction of certain conditions, including the entry of the Confirmation Order by the Bankruptcy Court with respect to such Plan. The Sellers will file a motion with the Bankruptcy Court seeking the approval of break-up fees and expense reimbursements totaling $2.5 million which would be payable to Chatham, if, among other reasons, the Sellers terminate the purchase agreement. The Sellers have scheduled a hearing to approve the Plan of Reorganization for June 23, 2011, and assuming the Confirmation Order is entered into at such time, Chatham would expect to close shortly thereafter.

The company also announced that it successfully amended its $85 million revolving secured line of credit. The amendment provides for an increase to the allowable consolidated leverage ratio to 60 percent through 2012, reducing to 55 percent in 2013; and a decrease to the consolidated fixed charge coverage ratio from 2.3x to 1.7x through March 2012, increasing to 1.75x through December 2012 and 2.0x in 2013. Subject to certain conditions, the line of credit still has an accordion feature that provides the company with the ability to increase the facility to $110 million.

Participating lenders for the secured line of credit include Barclays Capital, Regions Capital Markets, Credit Agricole Corporate and Investment Bank, UBS Securities and US Bank National Association.

“We appreciate the continued support of our lenders and shareholders as we look to build Chatham into the premier owner of upscale extended-stay and premium branded select-service hotels,” said Dennis M. Craven, Chatham’s chief financial officer. “Although this transaction increases our overall leverage higher than our targeted 35 percent, we are comfortable with temporarily increasing our leverage at this early stage of the lodging cycle recovery to take advantage of these opportunities.”

About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised real estate investment trust that was organized to invest in upscale extended-stay hotels and premium-branded select-service hotels.  The company currently owns 13 hotels with an aggregate of 1,650 rooms/suites in nine states and has six hotels comprising 938 rooms under contract to purchase.  Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.